Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2015 RESULTS
DALLAS, October 21, 2015-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2015 results and updated its previous guidance for full-year 2015 organic sales growth and adjusted earnings per share.
Executive Summary

•
Third quarter 2015 net sales of $4.7 billion decreased 7 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 12 percent. Organic sales rose 5 percent, including a 10 percent increase in developing and emerging markets and a 7 percent improvement in personal care in North America.

•	Diluted net income per share for the third quarter was $1.41 in 2015 and $1.50 in 2014.

•
Third quarter adjusted earnings per share were $1.51 in 2015 compared to adjusted earnings per share from continuing operations of $1.50 in the prior year. Performance benefited from organic sales growth, cost savings, input cost deflation and a lower share count. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects, increased marketing, research and general spending on a local currency basis and higher other expense. Adjusted earnings per share in both years exclude certain items described later in this news release.

•
Full-year 2015 organic sales growth is expected to be 4 to 5 percent compared to the company’s prior expectation of 3 to 5 percent. Full-year 2015 adjusted earnings per share are anticipated to be $5.70 to $5.80 versus the company’s previous guidance of $5.65 to $5.80.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered another quarter of good financial results. Organic sales grew mid-single digits, with benefits from targeted growth initiatives, innovations and brand investments. We achieved significant cost savings and improved adjusted gross margin. In addition, our adjusted earnings per share from continuing operations set a new quarterly record and we allocated capital in shareholder-friendly ways. We are executing well in a challenging environment and are raising the low end of our previous guidance ranges for full-year organic sales growth and adjusted earnings per share.”
Third Quarter 2015 Operating Results
Sales of $4.7 billion in the third quarter of 2015 were down 7 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 12 percent as a result of the weakening of most currencies relative to the U.S. dollar. Organic sales rose more than 5 percent, as volumes increased approximately 5 percent and product mix/other was slightly favorable.
Third quarter operating profit was $779 million in 2015 and $877 million in 2014. Adjusted operating profit was $826 million in the third quarter of 2015 compared to $878 million in the year-ago period. Adjusted results in 2015 exclude $19 million of charges for pension settlements, $17 million of charges for restructuring the company’s business in Turkey and $11 million of 2014 Organization Restructuring costs. Adjusted results in 2014 exclude $1 million of restructuring costs for European strategic changes.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $85 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $20 million of savings from the 2014 Organization Restructuring. Input costs decreased $45 million overall due to lower costs for raw materials other than fiber. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $115 million and transaction effects also negatively impacted the comparison. Total marketing, research and general expenses increased on a local currency basis, mostly due to higher administrative costs. On an adjusted basis, other (income) and expense, net was expense of $16 million in 2015 and income of $16 million in 2014. Results in 2015 were driven by foreign currency transaction losses, while prior-period results benefited from a gain on the sale of certain non-core assets.
The third quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 30.3 percent in 2015 and 31.8 percent in 2014. The company expects that the full-year 2015 adjusted effective tax rate will be in the lower half of its 31.5 to 33.5 percent target range.
Kimberly-Clark’s share of net income of equity companies in the third quarter was $37 million in 2015 and $31 million in 2014. At Kimberly-Clark de Mexico, results benefited from organic sales growth, lower input costs and cost savings, but were negatively impacted by a weaker Mexican peso. Third quarter net income attributable to noncontrolling interests was $12 million in 2015 and $20 million in 2014. The change was driven by the redemption of $0.5 billion of preferred securities in December 2014.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter of 2015 was $849 million compared to $976 million in 2014. The comparison was affected by lower cash earnings and a smaller improvement in working capital than in the prior year. Capital spending for the third quarter was $271 million in 2015 and $291 million in 2014. Full-year spending is expected to be toward the high end of the company’s target range of $950 to $1,050 million.

Third quarter 2015 share repurchases were 1.4 million shares at a cost of $150 million. The company expects full-year share repurchases of $800 million, in line with the previous target of $700 to $900 million. Total debt was $7.6 billion at September 30, 2015 and $7.0 billion at the end of 2014.
Third Quarter 2015 Business Segment Results
Personal Care Segment
Third quarter sales of $2.4 billion decreased 5 percent. Currency rates were unfavorable by 13 percent. Volumes increased more than 7 percent and product mix was favorable by 1 percent. Third quarter operating profit of $484 million was essentially even with the year-ago period. The comparison benefited from organic sales growth, cost savings and lower input costs, offset by unfavorable currency effects and increased marketing, research and general spending on a local currency basis.
Sales in North America increased 5 percent. Currency was unfavorable 2 percent. Volumes rose 10 percent, while net selling prices fell 3 percent, driven by increased promotion activity. Huggies diaper volumes rose low double-digits compared to a low double-digit decline last year and included benefits from innovation and increased promotion support. Adult care volumes were up double-digits, including strong growth on Poise and Depend absorbent products and introductory shipments of new Poise Impressa bladder supports. Huggies baby wipes volumes rose high-single digits, with benefits from innovation, and child care volumes were up mid-single digits.
Sales in developing and emerging markets decreased 11 percent, including a 25 percent negative impact from changes in currency rates. Volumes increased 8 percent, net selling prices improved 4 percent and product mix advanced 1 percent. The volume growth included gains in China, Eastern Europe and most of Latin America, led by Argentina, Brazil and Colombia. The higher net selling prices were driven by increases in Eastern Europe and Latin America in response to weaker currency rates.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 15 percent, driven by unfavorable currency rates.
Consumer Tissue Segment
Third quarter sales of $1.5 billion decreased 10 percent. Currency rates were unfavorable by 11 percent. Volumes increased 2 percent, while net selling prices were down 1 percent. Third quarter operating profit of $260 million decreased 9 percent. The comparison was impacted by unfavorable currencies, partially offset by cost savings.
Sales in North America increased 2 percent. Volumes increased 6 percent, while net selling prices were off 2 percent and product mix was unfavorable 1 percent. Paper towel volumes rose double-digits, including benefits from increased promotion shipments on Viva. Kleenex facial tissue volumes increased high-single digits behind Back to School marketing and promotion support. Bathroom tissue volumes were up mid-single digits.
Sales in developing and emerging markets decreased 26 percent, including a 29 point negative impact from currency rates. Net selling prices and volumes each rose 1 percent.

Sales in developed markets outside North America decreased 17 percent, including a 13 point drag from currency rates. Volumes were down 5 percent, mostly in Australia and Western/Central Europe, while the combined impact of changes in net selling prices and product mix benefited sales 1 percent.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion decreased 5 percent. Changes in currency rates reduced sales 10 percent. Product mix/other was favorable by 3 percent, including sales of nonwovens to Halyard Health, Inc. in conjunction with a near-term supply agreement, and volumes rose 2 percent. Third quarter operating profit of $154 million decreased 7 percent. The comparison was impacted by unfavorable currency effects, partially offset by benefits from organic sales growth and cost savings.
Sales in North America were even with the prior year. Currency was unfavorable 1 percent. Volumes rose 1 percent, primarily due to growth in wipers.
Sales in developing and emerging markets decreased 19 percent, including a 25 point drag from currency rates. The combined impact of changes in net selling prices and product mix increased sales 4 percent and volumes improved 2 percent.
Sales in developed markets outside North America were down 12 percent. Changes in currency rates reduced sales 16 percent. Volumes increased 5 percent, mostly in South Korea and Western/Central Europe. The combined impact of changes in overall net selling prices and product mix reduced sales 1 percent.
Year-To-Date Results
For the first nine months of 2015, sales of $14.1 billion decreased 6 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 10 percent. Organic sales rose more than 4 percent, as volumes increased 4 percent and product mix/other was slightly favorable.
Year-to-date operating profit was $983 million in 2015 versus $2,363 million in 2014. Adjusted operating profit of $2,431 million in 2015 increased 1 percent compared to $2,415 million in 2014. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $280 million, input cost deflation of $100 million and $50 million of savings from the 2014 Organization Restructuring. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $275 million and transaction effects also negatively impacted the operating profit comparisons.
Through nine months, diluted net income per share was $1.85 in 2015 and $4.25 in 2014. Adjusted earnings per share of $4.34 in 2015 increased 4 percent versus $4.16 of adjusted earnings per share from continuing operations in 2014. The increase included benefits from higher adjusted operating profit and a lower share count.
Adjusted operating profit and adjusted earnings per share in 2015 exclude pension settlement charges, 2014 Organization Restructuring costs, a balance sheet remeasurement charge in Venezuela and charges for restructuring the company’s business in Turkey. Adjusted results in 2014 exclude restructuring costs for European strategic changes and a charge related to a regulatory dispute in the Middle East.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017. Third quarter 2015 restructuring costs were $7 million after tax ($11 million pre-tax), bringing cumulative costs to $115 million after tax ($169 million pre-tax). Third quarter 2015 savings were $20 million, bringing cumulative savings to $55 million.
2015 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2015:

•	Foreign currency translation is expected to reduce sales 10 to 11 percent (prior assumption 10 percent) and reduce operating profit 11 to 12 percent (prior expectation 11 percent).

•	Organic sales, which exclude the impact of changes in foreign currency rates, are anticipated to grow 4 to 5 percent versus the prior assumption of 3 to 5 percent.

•	Adjusted earnings per share are expected to be $5.70 to $5.80 versus the company’s previous guidance of $5.65 to $5.80.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•
Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in the first nine months of 2015, mostly in the second quarter.

•	2014 Organization Restructuring. See previous discussion in this news release.

•
Turkey restructuring. In the third quarter of 2015, the company initiated actions to restructure its business in Turkey, including the closing of a manufacturing facility. The company expects to incur total after tax charges of approximately $25 million in the third and fourth quarters of 2015 for this restructuring. The company acquired the remaining 49.9 percent interest in its subsidiary in Turkey in conjunction with the acquisition of the remaining 49.9 percent interest in its subsidiary in Israel in the first quarter of 2015.

•
Venezuelan balance sheet remeasurement. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the new SIMADI floating exchange rate.

•
Regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to an affiliate in the Middle East.

•
Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses. The restructuring was completed at the end of 2014.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 143-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2015	2014	Change
Net Sales	$4,718	$5,056	-6.7%
Cost of products sold	3,036	3,291	-7.7%
Gross Profit	1,682	1,765	-4.7%
Marketing, research and general expenses	868	904	-4.0%
Other (income) and expense, net	35	(16)	N.M.
Operating Profit	779	877	-11.2%
Interest income	4	5	-20.0%
Interest expense	(74)	(72)	+2.8%
Income From Continuing Operations Before Income Taxes and Equity Interests	709	810	-12.5%
Provision for income taxes	(217)	(260)	-16.5%
Income From Continuing Operations Before Equity Interests	492	550	-10.5%
Share of net income of equity companies	37	31	+19.4%
Income From Continuing Operations	529	581	-9.0%
Income from discontinued operations, net of income taxes	—	1	N.M.
Net Income	529	582	-9.1%
Net income attributable to noncontrolling interests in continuing operations	(12)	(20)	-40.0%
Net Income Attributable to Kimberly-Clark Corporation	$517	$562	-8.0%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$1.42	$1.50	-5.3%
Discontinued operations	—	—	—
Rounding	—	0.01	N.M.
Net income	$1.42	$1.51	-6.0%

Diluted
Continuing operations	$1.41	$1.49	-5.4%
Discontinued operations	—	—	—
Rounding	—	0.01	N.M.
Net income	$1.41	$1.50	-6.0%

Cash Dividends Declared	$0.88	$0.84	+4.8%

Common Shares Outstanding	September 30
	2015	2014
Outstanding shares as of	363.3	372.5
Average diluted shares for three months ended	366.2	375.9

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2015	2014	Change
Net Sales	$14,052	$14,896	-5.7%
Cost of products sold	9,054	9,766	-7.3%
Gross Profit	4,998	5,130	-2.6%
Marketing, research and general expenses	2,586	2,738	-5.6%
Other (income) and expense, net	1,429	29	N.M.
Operating Profit	983	2,363	-58.4%
Interest income	12	13	-7.7%
Interest expense	(219)	(215)	+1.9%
Income From Continuing Operations Before Income Taxes and Equity Interests	776	2,161	-64.1%
Provision for income taxes	(166)	(681)	-75.6%
Income From Continuing Operations Before Equity Interests	610	1,480	-58.8%
Share of net income of equity companies	112	113	-0.9%
Income From Continuing Operations	722	1,593	-54.7%
Income from discontinued operations, net of income taxes	—	65	N.M.
Net Income	722	1,658	-56.5%
Net income attributable to noncontrolling interests in continuing operations	(42)	(49)	-14.3%
Net Income Attributable to Kimberly-Clark Corporation	$680	$1,609	-57.7%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$1.87	$4.11	-54.5%
Discontinued operations	—	0.17	N.M.
Net income	$1.87	$4.28	-56.3%

Diluted
Continuing operations	$1.85	$4.08	-54.7%
Discontinued operations	—	0.17	N.M.
Net income	$1.85	$4.25	-56.5%

Cash Dividends Declared	$2.64	$2.52	+4.8%

Common Shares Outstanding	September 30
	2015	2014
Average diluted shares for nine months ended	366.9	378.8

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$3,036	$—	$4	$16	$3,016
Gross profit	1,682	—	(4)	(16)	1,702
Marketing, research and general expenses	868	—	7	1	860
Other (income) and expense, net	35	19	—	—	16
Operating profit	779	(19)	(11)	(17)	826
Income from continuing operations before income taxes and equity interests	709	(19)	(11)	(17)	756
Provision for income taxes	(217)	8	4	—	(229)
Effective tax rate	30.6%	—	—	—	30.3%
Net income attributable to Kimberly-Clark Corporation	517	(11)	(7)	(17)	552
Diluted earnings per share	1.41	(0.03)	(0.02)	(0.05)	1.51

	Three Months Ended September 30, 2014
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,291	$1	$3,290
Gross profit	1,765	(1)	1,766
Operating profit	877	(1)	878
Income from continuing operations before income taxes and equity interests	810	(1)	811
Provision for income taxes	(260)	(2)	(258)
Effective tax rate	32.1%	—	31.8%
Income from continuing operations	581	(3)	584
Net income attributable to noncontrolling interests in continuing operations	(20)	—	(20)
Income from continuing operations attributable to Kimberly-Clark Corporation	561	(3)	564
Diluted earnings per share from continuing operations	1.49	(0.01)	1.50

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2015
	As Reported	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charge for Venezuelan Balance Sheet Remeasurement	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$9,054	$—	$19	$5	$16	$9,014
Gross profit	4,998	—	(19)	(5)	(16)	5,038
Marketing, research and general expenses	2,586	—	17	—	1	2,568
Other (income) and expense, net	1,429	1,350	—	40	—	39
Operating profit	983	(1,350)	(36)	(45)	(17)	2,431
Income from continuing operations before income taxes and equity interests	776	(1,350)	(36)	(45)	(17)	2,224
Provision for income taxes	(166)	520	16	—	—	(702)
Effective tax rate	21.4%	—	—	—	—	31.6%
Net income attributable to Kimberly-Clark Corporation	680	(830)	(20)	(45)	(17)	1,592
Diluted earnings per share(a)	1.85	(2.26)	(0.05)	(0.12)	(0.05)	4.34

	Nine Months Ended September 30, 2014
	As Reported	Charges for European Strategic Changes	Charge Related to Regulatory Dispute in Middle East	As Adjusted Non-GAAP
Cost of products sold	$9,766	$9	$—	$9,757
Gross profit	5,130	(9)	—	5,139
Marketing, research and general expenses	2,738	4	—	2,734
Other (income) and expense, net	29	—	39	(10)
Operating profit	2,363	(13)	(39)	2,415
Income from continuing operations before income taxes and equity interests	2,161	(13)	(39)	2,213
Provision for income taxes	(681)	1	—	(682)
Effective tax rate	31.5%	—	—	30.8%
Income from continuing operations	1,593	(12)	(39)	1,644
Net income attributable to noncontrolling interests in continuing operations	(49)	—	20	(69)
Income from continuing operations attributable to Kimberly-Clark Corporation	1,544	(12)	(19)	1,575
Diluted earnings per share from continuing operations	4.08	(0.03)	(0.05)	4.16

(a)	"As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$643	$789
Accounts receivable, net	2,284	2,223
Inventories	1,883	1,892
Other current assets	632	655
Total Current Assets	5,442	5,559
Property, Plant and Equipment, Net	7,066	7,359
Investments in Equity Companies	279	257
Goodwill	1,435	1,628
Other Assets	706	723
TOTAL ASSETS	$14,928	$15,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,460	$1,326
Trade accounts payable	2,518	2,616
Accrued expenses	1,903	1,974
Dividends payable	320	310
Total Current Liabilities	6,201	6,226
Long-Term Debt	6,125	5,630
Noncurrent Employee Benefits	1,312	1,693
Deferred Income Taxes	626	587
Other Liabilities	316	319
Redeemable Preferred Securities of Subsidiaries	72	72
Stockholders' Equity
Kimberly-Clark Corporation	54	729
Noncontrolling Interests	222	270
Total Stockholders' Equity	276	999
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,928	$15,526

2015 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Operating Activities
Net income	$529	$582	$722	$1,658
Depreciation and amortization	182	220	565	655
Asset impairments	20	—	20	42
Stock-based compensation	17	15	68	51
Deferred income taxes	(32)	(6)	(378)	57
Equity companies' earnings (in excess of) less than dividends paid	(1)	9	(38)	(27)
(Increase) decrease in operating working capital	101	152	(316)	(63)
Postretirement benefits	33	16	941	(119)
Charge for Venezuelan balance sheet remeasurement	—	—	45	—
Other	—	(12)	12	1
Cash Provided by Operations	849	976	1,641	2,255
Investing Activities
Capital spending	(271)	(291)	(798)	(730)
Proceeds from sales of investments	—	3	—	96
Investments in time deposits	(18)	(10)	(100)	(123)
Maturities of time deposits	9	9	100	191
Other	(17)	45	(25)	41
Cash Used for Investing	(297)	(244)	(823)	(525)
Financing Activities
Cash dividends paid	(321)	(315)	(952)	(942)
Change in short-term debt	(292)	(126)	(109)	153
Debt proceeds	587	5	1,097	621
Debt repayments	(305)	(3)	(349)	(109)
Proceeds from exercise of stock options	20	17	102	98
Acquisitions of common stock for the treasury	(145)	(205)	(503)	(1,122)
Shares purchased from noncontrolling interest	—	—	(151)	—
Other	1	(15)	6	(22)
Cash Used for Financing	(455)	(642)	(859)	(1,323)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(57)	(28)	(105)	(30)
Increase (Decrease) in Cash and Cash Equivalents	40	62	(146)	377
Cash and Cash Equivalents - Beginning of Period	603	1,369	789	1,054
Cash and Cash Equivalents - End of Period	$643	$1,431	$643	$1,431

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	Change	2015	2014	Change
NET SALES

Personal Care	$2,357	$2,475	-4.8%	$6,971	$7,299	-4.5%
Consumer Tissue	1,528	1,697	-10.0%	4,601	5,024	-8.4%
K-C Professional	826	873	-5.4%	2,443	2,531	-3.5%
Corporate & Other	7	11	N.M.	37	42	N.M.
TOTAL NET SALES	$4,718	$5,056	-6.7%	$14,052	$14,896	-5.7%

OPERATING PROFIT

Personal Care	$484	$483	+0.2%	$1,412	$1,393	+1.4%
Consumer Tissue	260	285	-8.8%	811	782	+3.7%
K-C Professional	154	165	-6.7%	433	453	-4.4%
Corporate & Other(a)	(84)	(72)	N.M.	(244)	(236)	N.M.
Other (income) and expense, net(b)	35	(16)	N.M.	1,429	29	N.M.
TOTAL OPERATING PROFIT	$779	$877	-11.2%	$983	$2,363	-58.4%

(a)
Corporate & Other includes charges related to the 2014 Organization Restructuring of $11 and $36 for the three and nine months ended September 30, 2015, respectively, and a charge related to the remeasurement of the Venezuelan balance sheet of $5 for the nine months ended September 30, 2015. Corporate & Other also includes charges of $17 for restructuring in Turkey for the three and nine months ended September 30, 2015. In addition, Corporate & Other includes charges related to the European strategic changes of $1 and $13 for the three and nine months ended September 30, 2014, respectively.

(b)
Other (income) and expense, net includes charges for pension settlements of $19 and $1,350 for the three and nine months ended September 30, 2015, respectively, and a charge related to the remeasurement of the Venezuelan balance sheet of $40 for the nine months ended September 30, 2015.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.8)	7	—	1	(13)
Consumer Tissue	(10.0)	2	(1)	—	(11)
K-C Professional	(5.4)	2	—	3	(10)
TOTAL CONSOLIDATED	(6.7)	5	—	—	(12)

	Nine Months Ended September 30, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.5)	5	1	1	(11)
Consumer Tissue	(8.4)	2	(1)	—	(9)
K-C Professional	(3.5)	3	—	3	(9)
TOTAL CONSOLIDATED	(5.7)	4	—	—	(10)

(a)	Mix/Other includes rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2015

	Estimated Range

ESTIMATED FULL YEAR 2015 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.70	-	$5.80
Adjustments for:
Charges for pension settlements	(2.28)	-	(2.27)
Charges related to the 2014 Organization Restructuring	(0.14)	-	(0.08)
Charge for Venezuelan balance sheet remeasurement	(0.12)	-	(0.12)
Charges related to Turkey Restructuring	(0.07)	-	(0.07)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.09	-	$3.26

ESTIMATED FULL YEAR 2015 EFFECTIVE TAX RATE

Adjusted effective tax rate	31.5%	-	33.5%
Adjustments for:
Charges for pension settlements	(5.2)	-	(5.1)
Charges related to the 2014 Organization Restructuring	—	-	—
Charge for Venezuelan balance sheet remeasurement	0.5	-	0.5
Charges related to Turkey Restructuring	0.3	-	0.3
Effective tax rate	27.1%	-	29.2%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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